          As filed with the Securities and Exchange Commission on July 15, 1998
                              Registration No. 333-58629

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                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549

                                 ----------------------

                                     Pre-Effective
                                   Amendment No. 1 to

                                        FORM S-3
                                 REGISTRATION STATEMENT
                                         UNDER
                                THE SECURITIES ACT OF 1933

                                --------------------------

                                   THE NORTH FACE, INC.
                 (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                                          94-3204082
(STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NUMBER)


                                  2013 FARALLON DRIVE
                              SAN LEANDRO, CALIFORNIA 94577
                                     (510) 618-3500

     (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                    OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------------------

                                        JAMES FIFIELD
                                  CHIEF EXECUTIVE OFFICER
                                    THE NORTH FACE, INC.
                                    2013 FARALLON DRIVE
                               SAN LEANDRO, CALIFORNIA 94577
                                       (510) 618-3500
                (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                        INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                --------------------------

                                        COPIES TO:
                                PATRICK J. SCHULTHEIS, ESQ.
                              WILSON SONSINI GOODRICH & ROSATI
                                  PROFESSIONAL CORPORATION
                                      650 PAGE MILL ROAD
                                     PALO ALTO, CA 94304

                                --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As soon as practicable after this Registration Statement becomes effective.

   If the only securities being registered on this Form are offered pursuant to dividend or interest reinvestment plans, check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                               CALCULATION OF REGISTRATION FEE

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                                                                       PROPOSED            PROPOSED
                                                                       MAXIMUM              MAXIMUM
      TITLE OF EACH CLASS                       AMOUNT                 OFFERING            AGGREGATE             AMOUNT OF
        OF SECURITIES TO                         TO BE                  PRICE              OFFERING             REGISTRATION
         BE REGISTERED                         REGISTERED          PER SECURITY(1)          PRICE                   FEE
-------------------------------------------------------------------------------------------------------------------------------

      Common Stock, $0.0025 par value      1,698,395                    $24.25            $41,186,078.75       $12,149.89

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) The price of $24.25 per share, which was the average of the high and low prices of the Registrant's Common Stock on the Nasdaq National Market on July 3, 1998, is set forth solely for the purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

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


THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY AN OFFER TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED JULY 15, 1998

                           1,698,395 SHARES

                          THE NORTH FACE, INC.

                              COMMON STOCK

                        ------------------------

    This Prospectus relates to the public offering, which is not being underwritten, of 1,698,395 shares (the "Shares") of Common Stock, $0.0025 par value, of The North Face, Inc., a Delaware corporation (the "Company"). The Shares are outstanding shares of Company Common Stock that may be sold from time to time by or on behalf of certain stockholders of the Company or by pledges, donees, transferees or other successors in interest that receive such Shares as a gift, distribution or other non-sale related transfer (the "Selling Stockholders"). The Selling Stockholders acquired the Shares in private transactions in which the Company acquired La Sportiva USA, Inc., a Colorado corporation ("LUSA"), pursuant to a Stock Purchase Agreement by and among the Company, LUSA and certain stockholders of LUSA, dated July 1, 1998, or in accordance with that certain Employment Agreement by and between the Company and James Fifield, dated May 13, 1998, which Employment Agreement contained provisions for the purchase for cash and a promissory note of 665,060 shares of Company Common Stock and the grant of an option to purchase up to 900,000 shares of Company Common Stock.

    The Shares may be offered by the Selling Stockholders from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

    The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. In addition, the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    On July 3, 1998, the closing bid price of the Company's Common Stock on the Nasdaq National Market was $23.375 per share. The Common Stock is traded under the Nasdaq symbol "TNFI."

                               ------------------

   The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                               ------------------

     SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE SECURITIES OFFERED HEREBY.

                               ------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
           HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATI0N
                   TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                  The date of this Prospectus is July 15, 1998

                               ------------------

                                   TRADEMARKS

    This Prospectus contains trademarks of the Company, including The North Face-Registered Trademark-, Tekware-TM- and Ascentials. This Prospectus may contain other trademarks as well.

                               ------------------

                              AVAILABLE INFORMATI0N

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files or filed, as the case may be, reports, proxy statements and other information with the Securities & Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Room 1400, Chicago, Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, Washington, D.C. 20549, at prescribed rates, or on the World Wide Web at http://www.sec.gov. Copies of other materials concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                               ------------------

                              ADDITIONAL INFORMATION

    The Company has filed with the Commission a registration statement on Form S-3, including this Prospectus and other information (herein, together with all amendments, exhibits and schedules, referred to as the "Registration Statement"), under the Securities Act, with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission (File No. 0-28596) pursuant to the Exchange Act are incorporated by reference in this
Prospectus:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Commission on March 6, 1998;

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 filed with the Commission on May 15, 1998;

     3. The Company's Current Report on Form 8-K filed with the Commission on July 15, 1998;

     4. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on June 24, 1996, including any amendments or reports filed for the purpose of updating such description;

     5. The description of the Company's Preferred Share Purchase Rights contained in its Registration Statement on Form 8-A filed with the Commission on July 15, 1998, including any amendments or reports filed for the purpose of updating such description.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus but prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus.

    Upon written or oral request, the Company will provide without charge to each person to whom a copy of this Prospectus is delivered a copy of any of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted to Christopher F. Crawford, Chief Financial Officer, at the principal executive offices of the Company in writing at The North Face, Inc., 2013 Farallon Drive, San Leandro, California 94577 or by telephone at (510) 618-3500.

                               ------------------

                            FORWARD-LOOKING STATEMENTS

    This Prospectus, including the documents incorporated by reference herein, contains forward-looking statements that involve risks and uncertainties. The statements contained in this Prospectus or incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document or incorporated by reference herein are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Companys actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus.

                                 THE COMPANY

    The North Face, Inc., together with its consolidated subsidiaries, designs and distributes technically sophisticated outerwear, skiwear, functional sportswear, tents, sleeping bags, backpacks and daypacks, all under The North Face-Registered Trademark- name. The Company believes that The North Face-Registered Trademark- is the world's premier brand of high-perforrnance outdoor apparel and equipment.

    The Company offers a broad range of high-performance, technically-oriented outerwear, skiwear, outdoor equipment and functional sportswear ("Tekware") designed for extreme applications, such as high altitude mountaineering, ice climbing, rock climbing, backpacking, skiing, snowboarding, hiking, training and adventure travel. The Company characterizes its apparel-related products as "equipment for the body." As a result of the experience gained over more than 30 years as the brand of choice for many of the world's most challenging high altitude and polar expeditions, The North Face-Registered Trademark- has achieved a unique level of authenticity. The Company's broad product line and manifesto: "For over thirty years, individuals whose lives depend on the performance of their gear consistently choose The North Face," truly differentiates The North Face from any other company in the world. The North Face-Registered Trademark- products are original designs and carry a lifetime warranty for the original owner against defects in materials and workmanship. In 1996, sales of outerwear, equipment, skiwear, Tekware and other products represented approximately 52%, 25%, 12%, 7% and 4%, of net sales, respectively. In 1997, sales of outerwear, equipment, skiwear, Tekware, Ascentials and other products represented approximately 48%, 22%, 10%, 12%, 4%, and 4%, of net sales, respectively.

    The Company's goal is to offer the most technically advanced products in its field and to establish the industry standard in each product category. The Company designs many of its products for extreme applications, such as high altitude mountaineering, ice climbing and back-country skiing, which it believes represent only a small fraction of its potential customers. These products serve to reinforce The North Face-Registered Trademark- brand image while appealing to non-extreme users. The Company also strives to offer products at more moderate price-points that remain "best of class" by incorporating many of the features, materials and technology used in its leading edge designs. The Company believes that this product design philosophy enhances The North Face-Registered Trademark- brand while appealing to the broader consumer market.

    The Company is a Delaware corporation originally incorporated on May 16, 1994. The Company's principal executive offices are located at 2013 Farallon Drive, San Leandro, California 94577. Its telephone number at that address is
(510) 618-3500.

RECENT DEVELOPMENTS

     RECENT ACQUISITIONS.

     On July 1, 1998, the Company acquired 100% of the outstanding share capital of La Sportiva USA, Inc., a Colorado corporation ("LUSA"), pursuant to the terms and conditions of that certain Stock Purchase Agreement by and among the Company, LUSA, Mr. Colin Lantz, Mr. C. Edward Sampson and Mr. Heinz Mariacher, dated July 1, 1998. The Company issued 133,335 shares of Company Common Stock to the stockholders of LUSA in exchange for their combined ownership interest. The acquisition was accounted for as a purchase. LUSA is a North American distributor of specialty outdoor footwear based in Boulder, Colorado.

     On June 30, 1998, The North Face, Inc., a Delaware corporation (the "Company"), acquired 20% of the outstanding capital stock of La Sportiva S.r.l., a corporation duly organized and existing under the laws of Italy ("LSRL"), pursuant to the terms and conditions of that certain Share Purchase Agreement by and among the Company, LSRL, Mr. Francesco Delladio, Mr. Lorenzo Delladio and Mr. Marco Delladio, dated on or about June 30, 1998. The Company is also committed to acquire an additional 31% of the outstanding capital stock of LSRL over the course of the next two to five years pursuant to other terms and conditions. The consideration paid by the Company for the combined 51% interest in LSRL will be approximately $6.6 million. LSRL is a premier manufacture and distributor of specialty outdoor footwear based in Ziano di Fiemme, Italy.

    RELOCATION OF CORPORATE HEADQUARTERS.

    On July 6, 1998, the Company announced that it is currently negotiating to acquire approximately 36 acres of land in Carbondale, Colorado as the site of its future corporate headquarters. The Company will relocate a portion of its executive offices to Carbondale in August 1998 while maintaining its current facility in San Leandro, California. The Company's Marketing, Research Design and Development, Product Acquisition and the majority of its Executive Team will be moved to the Carbondale site.

     PREFERRED SHARE PURCHASE RIGHTS

     On July 6, 1998, pursuant to a Preferred Shares Rights Agreement between the Company and American Stock Transfer & Trust, Co. as Rights Agent, the Company's Board of Directors declared a dividend of one right (a "Right") to purchase one one-thousandth of a share of the Company's Series A Participating Preferred Stock, $1.00 par value per share, ("Series A Preferred") for each outstanding share of Common Stock, $0.0025 par value per share, of the Company. The dividend is payable on July 20, 1998 to stockholders of record as of the close of business on that day. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred at an exercise price of $140.00, subject to adjustment.

                               ------------------

                                   RISK FACTORS

    THIS PROSPECTUS, INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE STATEMENTS CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND
SECTION 21E OF THE EXCHANGE ACT, INCLUDING WITHOUT LIMITATION STATEMENTS REGARDING THE COMPANY'S EXPECTATIONS, BELIEFS, INTENTIONS OR STRATEGIES REGARDING THE FUTURE. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE HEREIN ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY ON THE DATE HEREOF, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

    CONSUMER PREFERENCES. Consumer demand for the Company's products may be adversely affected if consumer interest in outdoor activities does not grow or declines. If the Company is unable to respond successfully to changes in consumer preferences, or if consumer preferences shift toward competing products or away from the Company's product categories altogether, the Company's business would be adversely affected. The Company cannot assure future growth or consumer demand for its products.

    MANAGING GROWTH. If the Company's business grows, the Company may have increased difficulties in managing product design, hiring, marketing, distribution, management information and other resources, and in obtaining supplies, manufacturing services and working capital. The Company's future profitability will be critically dependent on its ability to achieve and manage potential future growth effectively.

    WHOLESALE STRATEGY. The Company's wholesale customers consist, primarily, of specialty outdoor product retailers. The Company cannot assure that its existing customers will increase their purchases of the Company's products, that future pre-season wholesale orders will increase, or that the Company will be able to fill re-orders during each season. Because the Company expects its wholesale business to constitute an increasing percentage of total sales going forward, overall gross margins may continue to decline in the future.
The Company's wholesale strategy also depends on its ability to achieve increased sales through its Summit Shop program. Risks of this program include sourcing and managing higher inventory levels, funding all or most of the cost of the Summit Shop fixtures without assurance of additional sales and profits, and the need to supply products that maintain consumer demand on a year-round basis. There can be no assurance that additional Summit Shops will be opened in a timely manner or that their cost or performance will meet the Company's expectations. If the Summit Shop program is unsuccessful, the Company risks writeoffs of inventory and fixtures that could have a material adverse effect on the Company's business. The Company believes that the success of its Summit Shop program will be highly dependent on market acceptance of its Tekware-TM- line of products, which was introduced in 1996.

    DEPENDENCE ON NEW PRODUCTS. To continue its growth, the Company must successfully introduce new products and improvements to existing products on an ongoing basis. Risks of new product introductions include targeting new markets involving more casual outdoor uses, offering products in wider price ranges, product obsolescence, increased costs and competition, possible consumer rejection of new products or styles and possible dilution of the Company's product image. In 1996, the Company introduced "Tekware-TM-," a line of synthetic outdoor apparel. The Company's limited experience in marketing casual apparel, limited distribution channels, and possible consumer resistance to synthetic fabrics could result in slow sales of Tekware-TM-. In May 1998, the Company announced its intention to design and contract for the manufacturing of a line of outdoor performance footwear, scheduled to launch in Spring 1999. There can be no assurance that this new effort by the Company will be successful.

     RELIANCE ON UNAFFILIATED MANUFACTURERS. The Company currently relies on approximately 50 unaffiliated manufacturers to produce nearly all of its products, with ten of the manufacturers producing approximately 75% of the Company's products in 1997 and 1998. The Company has no long-term contracts with its manufacturing sources, and it competes with other companies for production facilities and import quota capacity. Any disruption in the Company's ability to obtain manufacturing services could have a material adverse effect on the Company's business. None of the manufacturers used by the Company produces the Company's products exclusively. The Company has occasionally received, and may in the future receive, shipments of products from manufacturers that fail to conform to the Company's quality control standards. The Company established its core inventory replenishment program to facilitate re-orders of core products, and cannot assure that this program will meet re-order requirements or avoid excess inventory.

     The Company requires its independent manufacturers to operate in compliance with applicable laws and regulations. Although the Company's internal and vendor operating guidelines promote ethical business practices and the Company's sourcing personnel periodically visit and monitor the operations of its independent manufacturers, the Company does not control these vendors or their labor practices. The violation of labor or other laws by an independent manufacturer of the Company, or the divergence of an independent manufacturer's labor practices from those generally accepted as ethical in the United States, could result in adverse publicity for the Company and could have a material adverse effect on the Company.

     KEY SUPPLIERS. Certain important materials used in the Company's products are only available from one or a limited number of independent suppliers. The Company's future success may depend upon the Company's continued ability to purchase supplies of technically advanced textiles developed by third parties. The Company cannot assure that it will be able to obtain in the future adequate supplies of technically advanced materials or that desired purchase terms or other benefits of past purchases, such as suppliers' funding of development costs and co-op advertising arrangements, will continue.

     FLUCTUATIONS IN SALES. Sales of the Company's products historically have fluctuated due to conditions, such as weather and economic recessions or other conditions which reduce consumer spending, which are beyond the Company's control.

     INTERNATIONAL OPERATIONS. The Company's business is subject to the risks generally associated with doing business abroad. The Company imports more than 60% of its merchandise from contract manufacturers located outside of the United States, primarily in the Far East. A significant portion of the Company's products is produced in China. From time to time, the U.S. government has considered imposing punitive tariffs on apparel and other exports from China. The imposition of any such tariffs could disrupt the supply of the Company's products, which could have a material adverse effect on the Company's results of operations.

     COMPETITION AND TRADEMARKS. The Company faces intense competition from major brand-name apparel companies, other large companies, and smaller businesses specializing in outdoor products. The Company owns and uses a number of trademarks, some of which may be important in maintaining or creating a competitive advantage and consumer demand. Certain competitors in the United States and abroad have copied and may in the future copy certain of the Company's trademarks and designs. The Company is also aware of certain counterfeiting of the Company's products. Without authorization by the Company, a third party has filed an application in China to register as a trademark the Chinese characters for "North Face" and a copy of the

Company's "N" design. Unless successfully opposed, this application could result in significant adverse consequences to the Company's business. There is no assurance that the Company's efforts to stop or reduce the copying or counterfeiting of its trademarks or products will be successful, that the Company's trademarks will not violate the proprietary rights of others, or that the Company will be able to avoid or successfully defend challenges to its trademarks or other intellectual property in the United States or abroad.

     KEY PERSONNEL. The Company's future success will depend, in part, upon the continued efforts of its executive officers and other key personnel and upon the Company's ability to successfully retain current personnel and recruit and retain new personnel. There can be no assurance that any of such persons will remain executive officers or employees of the Company in the future. The loss of one or more current executive officer or key employees could have a significant adverse effect on the Company's business. James P. Reilly joined the Company as its Chief Operating Officer in March 1998 and James Fifield joined the Company as President and Chief Executive Officer of the Company in May, 1998. There can be no assurance that any newly hired executive or key employee can successfully manage or contribute to the Company's operations.

     PRODUCT AND WARRANTY LIABILITY. The Company's products are often used in severe weather and other extreme conditions. In 1997, the Company began selling porta ledges used as sleeping platforms in big wall rock climbing. There can be no assurance that insurance maintained by the Company will cover possible future losses from product liability claims. The Company maintains a warranty reserve for the lifetime warranty offered on its products, but cannot assure that future claims will not exceed this reserve. Further, in the event that the Company experiences problems with product quality or reliability, its reputation as a provider of high quality products could suffer, which could have a material adverse effect on the Company's business.

     STOCK MARKET RISKS. The trading price of the Company's Common Stock has fluctuated significantly since the Company's initial public offering in July 1996, and may fluctuate in the future as a result of many factors, including the Company's operating results, new products introduced by the Company or its competitors, market conditions for the Company's products, changes in earnings estimates by analysts, actual results reported by the Company which may be better or worse than estimates provided by analysts, insider selling of common stock and speculation in the trade or business press. The trading price may also be affected by retail industry, stock market, or economic factors unrelated to the Company's operating performance. Future sales of substantial amounts of Common Stock by existing stockholders may also adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise equity capital in the future. As of February 20, 1998, the Company's directors, officers and certain other affiliates beneficially owned approximately 3.5% of the outstanding shares of the Company's Common Stock.

    YEAR 2000 COMPLIANCE. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Although the Company has conducted an internal review of such matters and believes that its products and internal systems will be Year 2000 compliant, the Company believes that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues as companies expend significant resources to upgrade their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase products such as those offered by the Company, which could have a material adverse effect on the Company's business, operating results, and financial condition.


                               -------------

                            SELLING STOCKHOLDERS

     The following table lists the Selling Stockholders and the number of shares of the Company's Common Stock which each owned or had the right to acquire as of July 15, 1998. Because the Selling Stockholders may offer all or some of the Shares which they hold pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the amount of Shares that will be held by the Selling Stockholders after completion of this offering. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."

     The Shares being offered by the Selling Stockholders were acquired from the Company in connection with, (i) the Company's acquisition of 100% of the issued and outstanding Common Stock of LUSA

(the "LUSA Acquisition"), and (ii) that certain Employment Agreement by and between the Company and James Fifield, dated May 13, 1998. The LUSA Acquisition was accomplished pursuant to the terms and conditions of that certain Stock Purchase Agreement, dated as of July 1, 1998, whereby the Company acquired all of the issued and outstanding Common Stock of LUSA in exchange for 133,335 shares of Company Common Stock.

     The Company has filed with the Commission, under the Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on the Nasdaq National Market or in privately-negotiated transactions. The Company has agreed to use reasonable efforts to keep such Registration Statement effective for 365 days from the date of effectiveness of the Registration Statement on Form S-3, of which this Prospectus forms a part, subject to certain restrictions, or, if earlier, until the distribution contemplated in this Prospectus has been completed.

     The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:

                               Number of Shares of Common
                                Stock Beneficially Owned
Name of Selling Stockholder       Prior to the Offering      Percentage of Outstanding Shares
---------------------------    --------------------------    --------------------------------
James Fifield                          1,565,060(1)                      11.8%
Colin Lantz                               44,445                           *
C. Edward Sampson                         44,445                           *
Heinz Mariacher                           44,445                           *

----------
* Less than 1%

(1)  Includes options to purchase up to 900,000 shares of Company Common
     Stock pursuant to vesting schedules and other terms and conditions of that certain Employment Agreement by and between the Company and James Fifield, dated May 13, 1998.

                                  --------------

                               PLAN OF DISTRIBUTION

     All or a portion of the Shares offered hereby by the Selling Stockholders may be delivered and/or sold from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. After the effectiveness of the Registration Statement of which this Prospectus is a part, the Selling Stockholders may make short sales of the Company's Common Stock and may use the Shares to cover the resulting short positions. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). There is no assurance that any of the Selling Stockholders will sell any or all of the Shares offered by them.

     Any Selling Stockholder and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Each Selling Stockholder may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify in certain circumstances certain Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act and Exchange Act. Certain Selling Stockholders have agreed to indemnify in certain circumstances the Company and certain related persons against certain liabilities, including liabilities arising under the Securities Act and Exchange Act.

     Any brbker-dealer participating in such transactions as agent may receive commissions from a Selling Stockholder (and, if it acts as agent for the purchase of such Shares, from such purchaser). Broker-dealers may agree with such Selling Stockholder to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for such Selling Stockholder, to purchase as principal any unsold Shares. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above.

     Each Selling Stockholder will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the time of bids for and purchases of shares of the Company's Common Stock by such Selling Stockholder.

     Each Selling Stockholder will pay all commissions and other expenses associated with the sale of the Shares by such Selling Stockholder. The Shares offered hereby are being registered pursuant to contractual obligations of the Company, and the Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by every such Selling Stockholder. The Company has not made any underwriting arrangements with respect to the sale of Shares offered hereby.

                            ---------------------

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                            ---------------------

                                 LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                            ---------------------

                                   EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            ---------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY

INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTTON IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----
Trademarks                                                                 3
Available Information                                                      3
Additional Information                                                     3
Information Incorporated by Reference                                      4
Forward-Looking Statements                                                 4
The Company                                                                5
Risk Factors                                                               6
Selling Stockholders                                                       8
Plan of Distribution                                                       9
Use of Proceeds                                                           10
Legal Matters                                                             10
Experts                                                                   10


                                1,698,395 SHARES

                               THE NORTH FACE, INC.


                                   Common Stock


                                   ------------


                                  July 15, 1998


                                   ------------

                                     PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The fees and expenses incurred by the Company in connection with the offering are payable by the Company and, other than filing fees, are estimated as follows:

     Securities and Exchange Commission Registration Fee .......   $ 12,149.89

     NASDAQ Filing Fee .........................................   $ 15,967.90

     Legal Fees and Expenses ...................................   $  8,000

     Accounting Fees ...........................................   $  2,000

     Miscellaneous .............................................   $  1,500

         Total .................................................   $ 39,617.79

ITEM 15. INDEMMFICATION OF OFFICERS AND DIRECTORS.

     Section 145 of the Delaware General Corporation law ("DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fees and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     In accordance with the DGCL, the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate"), contains a provision to limit the personal liability of the directors of the Registrant for violations of their fiduciary duty. This provision eliminates each director's liability to the Registrant or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

     Article FOURTH, Section 9 of the Company's Restated Certificate and
Article 8 of the Company's Amended and Restated Bylaws provide for indemnification of the officers and directors of the Registrant to the fullest extent permitted by applicable law.

     The Registrant has entered into indemnification agreements with each director and executive officer which provide indemnification to such directors and executive officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance.

ITEM 16.  EXHIBITS.

     The following exhibits are filed with this Registration Statement:

Exhibit
Number    Description
---------------------
 2.1*     Stock Purchase Agreement by and among The North Face, Inc., a Delaware corporation, La Sportiva USA, Inc., a Colorado corporation, Mr. Colin
          Lantz, Mr. C. Edward Sampson and Mr. Heinz Mariacher, dated July 1,
          1998.

 2.2* Registration Rights Agreement by and between The North Face, Inc., a Delaware corporation, and the stockholders of La Sportiva USA, Inc., a Colorado corporation, dated July 1, 1998.

 5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.

10.1*     Employment Agreement by and between The North Face, Inc., a
          Delaware corporation, and James Fifield, dated May 13, 1998.

23.1      Consent of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation (included in Exhibit 5.1).

23.2      Consent of Deloitte & Touche LLP.

24.1*     Power of Attorney (included on pg. II-4 of this Registration
          Statement under the caption "Signatures").


*  Previously filed

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining liability under the Securities Act of l933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determming liability under the Securities Act of l933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of July 15, 1998.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 15, 1998.



                Signature                             Title
                ---------                             -----

                     *
         ---------------------------          Chairman
              Marsden S. Cason

         /s/ Christopher F. Crawford
         ---------------------------          Chief Financial Officer and Secretary
          Christopher F. Crawford

                     *
         ---------------------------          President, Chief Executive Officer and Director
                James Fifield

                     *
         ---------------------------          Director
              Michael F. Doyle

                     *
         ---------------------------          Director
              Robert P. Bunje

                     *
         ---------------------------          Vice Chairman
              William N. Simon

    *By: /s/ Christopher F. Crawford
         ---------------------------
          Christopher F. Crawford
            as Attorney-in-Fact

                                   EXHIBIT INDEX

Exhibit
Number    Description
---------------------
 2.1*     Stock Purchase Agreement by and among The North Face, Inc., a Delaware corporation, La Sportiva USA, Inc., a Colorado corporation, Mr. Colin
          Lantz, Mr. C. Edward Sampson and Mr. Heinz Mariacher, dated July 1,
          1998.

 2.2* Registration Rights Agreement by and between The North Face, Inc., a Delaware corporation, and the stockholders of La Sportiva USA, Inc., a Colorado corporation, dated July 1, 1998.

 5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.

10.1*     Employment Agreement by and between The North Face, Inc., a
          Delaware corporation, and James Fifield, dated May 13, 1998.

23.1      Consent of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation (included in Exhibit 5.1).

23.2      Consent of Deloitte & Touche LLP.

24.1*     Power of Attorney (included on pg. II-4 of this Registration
          Statement under the caption "Signatures").


*  Previously filed.